Exhibit 13.1

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements are based on the separate historical financial statements of Wind Power Holdings, Inc. (“Wind Power”) and Mira III Acquisition Corp. (“Mira III”), after giving effect to the reverse takeover (“RTO”) of Mira III on April 16, 2014, and the assumptions and preliminary pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2013 is presented as if the reverse takeover of Mira III had occurred on December 31, 2013. Following the completion of the RTO, Mira III changed its name and operates under the name Northern Power Systems Corp. (“NPS”). The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 is presented as if the RTO had occurred on January 1, 2013 with related adjustments reflected in the period presented.

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma condensed consolidated financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the RTO been completed as of the dates indicated or that may be achieved in the future and should not be taken as representative of future consolidated results of operations or financial position of NPS.

The RTO will be accounted for as a recapitalization under the guidance prescribed by the Securities and Exchange Commission for a transaction where a public shell (Mira III) with no operations and nominal net assets acquires an operating company (Wind Power) with significant products and operations. As a result the Accounting Standards Codification Topic 805, Business Combinations does not apply since the combination is not a business combination. The assets and liabilities of Mira III were recognized at their acquisition date fair value, which approximates their pre-combination carrying values. Share capital, additional Paid-in Capital and the accumulated deficit of Mira III was eliminated.

The unaudited pro forma condensed consolidated financial statements should be read together with the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

AS OF DECEMBER 31, 2013

(Expressed in thousands of U.S. and Canadian Dollars)

	Mira III Acquisition Corp. (CDN)	Exchange Rate	Mira III Acquisition Corp. (US$)	Wind Power Holdings, Inc. (US$)	Total (US$)	Adjustment (US$)		Note 2	Pro Forma Consolidated (US$)
						Debit	Credit
ASSETS
CURRENT ASSETS:
Cash	$168	0.93	$157	$4,534	$4,691	$20,509		(d)	$25,200
Accounts receivable —net of allowance for doubtful accounts of $103				1,961	1,961				1,961
Inventories —net				11,682	11,682				11,682
Deferred costs				1,443	1,443				1,443
Other current assets				1,365	1,365				1,365

Total current assets	168		157	20,985	21,142	20,509	—		41,651

Property, plant and equipment —net				1,414	1,414				1,414
Intangible assets —net				509	509				509
Goodwill				722	722				722
Deferred taxes				2,384	2,384				2,384
Asset held for sale				1,300	1,300				1,300
Other assets				231	231				231

Total Assets	$168		$157	$27,545	$27,702	$20,509	$—		$48,211

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Current portion of long-term debt	$—		$—	$141	$141				$141
Senior secured convertible notes				12,107	12,107	$12,107		(f)	—
Accounts payable				2,148	2,148				2,148
Accrued expenses	32	0.93	30	2,158	2,188				2,188
Accrued compensation				2,207	2,207				2,207
Deferred revenue				4,221	4,221				4,221
Deferred taxes				2,532	2,532				2,532
Customer deposits				10,917	10,917				10,917
Liability for stock compensation				598	598				598
Other short-term liabilities				197	197				197

Total current liabilities	32		30	37,226	37,256	12,107	—		25,149

Deferred revenue, less current portion				1,163	1,163				1,163
Long-term debt, less current portion				300	300				300
Other long-term liability				258	258				258

Total Liabilities	32		30	38,947	38,977	12,107	—		26,870

Common stock	663	0.93	617	200	817	617		(c)	166,018
							20,509	(d)
							1,344	(c)
							12,107	(f)
						595		(g)
							132,454	(a)
Additional paid-in capital	125	0.93	117	139,732	139,849	117	70	(c)	6,656
							7,278	(a)
						139,732		(a)
							595	(g)
						1,287		(c)
Accumulated deficit	(652)	0.93	(607)	(151,334)	(151,941)		607	(c)	(151,334)

Total Stockholders’ Equity (deficiency)	136		127	(11,402)	(11,275)	142,348	174,964		21,341

Total Liabilities and Stockholders’ Equity (deficiency)	$168		$157	$27,545	$27,702	$154,455	$174,964		$48,211

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

FOR THE YEAR ENDED DECEMBER 31, 2013

(Expressed in thousands of U.S. and Canadian Dollars, except per share data)

	Mira III Acquisition Corp. (CDN)	Exchange Rate	Mira III Acquisition Corp. (US$)	Wind Power Holdings, Inc. (US$)	Total (US$)	Pro Forma Adjustment (US$)	Note 2	Pro Forma Consolidated (US$)
Revenue	$—		$—	$20,598	$20,598			$20,598
Costs and Expenses
Cost of revenue				19,358	19,358			19,358
Sales and marketing				2,977	2,977			2,977
Research and development				4,238	4,238			4,238
General and administrative	209	0.97	203	7,776	7,979			7,979

Total costs of revenue and operating expenses	209		203	34,349	34,552			34,552
Loss from operations	(209)		(203)	(13,751)	(13,954)			(13,954)
Interest expense				(514)	(514)	332	(h)	(182)
Other income /(expense)				172	172			172

Loss before income taxes	(209)		(203)	(14,093)	(14,296)	332		(13,964)
Provision for income taxes				35	35			35

Net Loss	$(209)		$(203)	$(14,128)	$(14,331)	$332		$(13,999)

Net loss attributed to common stockholders	$(209)		$(203)	$(17,815)	$(18,018)	$332		$(17,686)

Weighted-average shares used to compute net lossper share attributable to common stockholders:
Basic and diluted			359,375	12,539,653	12,899,028	9,362,435	(i)	22,261,463

Net loss per share attributable to commons stockholders:
Basic and diluted			$(0.56)	$(1.42)	$(1.40)			$(0.79)

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the year ended December 31, 2013

(Expressed in thousands of U.S. dollars except share and per share amounts)

(Unaudited)

THE TRANSACTION

On December 7, 2013, Wind Power Holdings, Inc. (“Wind Power”) signed an engagement letter with Beacon Securities Limited (“Beacon”) under which Beacon agreed to act as Wind Power’s agent to complete a private placement offering of its equity securities to raise aggregate gross proceeds of approximately $20,000 to $25,000. On January 15, 2014, Wind Power signed a letter of intent to be acquired by Mira III Acquisition Corp. (“Mira III”), a Canadian capital pool company, in a reverse takeover transaction. On March 17, 2014, Wind Power closed on the above-referenced private placement for gross proceeds of approximately $22,905. Upon completion of the transaction on April 16, 2014, Wind Power became a wholly-owned subsidiary of Mira III, but Wind Power’s business became Mira III’s operating business and Wind Power’s directors and officers became Mira III’s directors and officers. Mira III succeeded to Wind Power’s status as a reporting company under the Securities Exchange Act of 1934. Mira III’s common stock was listed for trading on the TSX Venture Exchange under the symbol MRQ.P. Closing of the acquisition by Mira III was contingent upon, among other things, execution of a definitive merger agreement, approval by Wind Power’s stockholders and by the stockholders of Mira III, approval by the Toronto Stock Exchange and the TSX Venture Exchange, and completion of the above-referenced private placement for gross proceeds of at least $15,000. Upon the closing of the acquisition, equity securities issued to the private placement investors were automatically exchanged for shares of Mira III’s common stock. Also upon the closing of the acquisition, all of the outstanding common stock of Wind Power was exchanged for common stock of Mira III and all outstanding senior secured convertible notes of Wind Power were converted to common stock of Mira III. The exchange ratio for the common stock and the conversion ratio for the convertible notes were determined based upon the price of our securities issued in the above-reference private placement. Following the completion of the RTO, Mira III changed its name and operates under the name Northern Power Systems Corp.

1.	BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated financial statement of Mira III has been prepared by Wind Power’s management in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). In the opinion of Wind Power’s management, the pro forma condensed consolidated financial statements include all of the adjustments necessary for fair presentation of the transactions as described below.

The unaudited pro forma condensed consolidated financial statement of Mira III has been compiled from the following financial information:

•	Unaudited financial statements of Mira III as of and for the year ended December 31, 2013, as converted from International Financial Reporting Standards (IFRS) to U.S. GAAP, and

•	Audited financial statements of Wind Power as of and for the year ended December 31, 2013.

The conversion of Mira III’s financial statements from IFRS to U.S. GAAP has no effect on the pro forma presentation.

The unaudited pro forma condensed consolidated balance sheet has been prepared as if the transactions described above and in Note 2 had occurred on December 31, 2013. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2013 has been prepared as if the transaction had occurred on January 1, 2013.

Functional and Reporting Currency: The balance sheet and statement of operations have been prepared in U.S. dollars, which is Wind Power’s functional and reporting currency.

The unaudited pro forma condensed consolidated financial statements are not intended to reflect the financial position or results of operations of Mira III which would have actually resulted had the transactions described above and in Note 2 and other pro forma adjustments occurred as assumed. Further, the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that may be attained in the future. The unaudited condensed pro forma financial statements should be read in conjunction with the financial information referred to above.

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the year ended December 31, 2013

(Expressed in thousands of U.S. dollars except share and per share amounts)

(Unaudited)

2.	PRO FORMA ASSUMPTIONS

The unaudited pro forma condensed consolidated financial statements incorporate the following pro forma assumptions:

(a)	Pursuant to the Merger Agreement and Plan of Reorganization (the “Merger”), a wholly-owned subsidiary of Mira III merged with and into Wind Power, with Wind Power as the surviving corporation, and then Wind Power merged with and into another newly created subsidiary of Mira III as part of an integrated transaction, with such subsidiary being the surviving company, in an exchange of all the equity securities of Wind Power for the common stock of Mira III. Mira III has no stated par on its common stock and as such, all of the stated capital value of Wind Power and Mira III are presented as the resulting common stock value of $132,571 and was reclassified into common stock with the difference remaining as additional paid in capital resulting from the accumulation of stock based compensation expense. Wind Power’s options were valued based upon historical grant date fair value for the vested portion of such options which is $7,278. As a result of the transaction, the former shareholders of Wind Power became the controlling shareholders of Mira III. The transaction was accounted for as a reverse takeover (“RTO”) recapitalization effected by a share exchange, wherein Wind Power is considered the acquirer for accounting and financial reporting purposes. As a result of the merger, Wind Power became a wholly-owned subsidiary of Mira III. The assets and liabilities of Mira III were included in the consolidated balance sheet at fair value, which approximate their pre-combination carrying values. Share capital, additional Paid-in Capital, and the accumulated deficit of Mira III was eliminated.

(b)	In connection with the completion of the RTO, all of the outstanding shares of Mira III’s common stock were split based on a price of $3.74 per share, representing the estimated pre-merger valuation of Wind Power, resulting in a conversion ratio of 34.7826-for-1. As a result 12,500,000 shares were split into 359,375 shares of common stock.

(c)	Completion of the RTO will occur as follows:

Net assets of Mira III:

Cash	$157
Accounts payable and accrued liabilities	(30)

127
Reduction in equity	1,287

$1,414

Consideration comprised of:

Mira III stock at fair value (assumed price)	$1,344
Mira III stock options-fair value	70

$1,414

All of the outstanding options to purchase Mira III common stock issued to directors and officers of Mira III were adjusted based on a conversion ratio of 34.7826-for-1. As a result 1,500,000 options at an exercise price of $.08 per share were split into 43,125 options with an exercise price of $2.82 per share and were recorded at fair value on the RTO date.

Mira III’s options were fully vested and valued, based upon the Black-Scholes pricing model, at fair value which is $70. In calculating the value of the stock options with the Black-Scholes model, the Company assumed (i) a risk free rate equal to the rate of the 1 year treasury prevailing at December 31, 2013, (ii) a volatility of 88.5%, the average of a set of guideline companies determined to be representative of the Company at that time, and (iii) a time to maturity of 1 year.

(d)

In connection with the completion of the RTO, Wind Power completed an offering of 6,125,000 subscription receipts for gross proceeds of $22,905 at an issuance price of $3.74 per subscription receipt. The gross proceeds

NORTHERN POWER SYSTEMS CORP. (FORMERLY MIRA III ACQUISITION CORP.)

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the year ended December 31, 2013

(Expressed in thousands of U.S. dollars except share and per share amounts)

(Unaudited)

represented the amount subscribed as a result of the capital raise. The subscription receipts were issued by Wind Power pursuant to the financing, each being convertible into one Wind Power share and ultimately entitling the holder thereof to acquire one share of Mira III common stock. All of the transaction costs associated with Wind Power consummating the RTO were estimated at $2,396 and were netted against the proceeds.

(e)	The 12,539,653 shares of Wind Power common stock outstanding (reflecting a reverse split of 1.595 to 1 in connection with the RTO) as of December 31, 2013 were exchanged for 12,539,653 shares of Mira III common stock at $3.74 per share, thus eliminating all of Wind Power’s common stock.

(f)	In connection with the completion of the RTO, Wind Power’s Senior Secured Convertible Notes with a carrying value of $12,107 were converted into 3,237,435 shares of Mira III common stock at a price of $3.74 per share.

(g)	Mira III issued 367, 500 options to purchase Mira III common stock at $3.74 per share as part of the finance agent’s compensation. Such options were recorded at a fair market value estimate of $595 using the Black-Scholes option pricing model. In calculating the value of the options with the Black-Scholes model, the Company assumed (i) a risk free rate equal to the rate of the 2 year treasury prevailing at December 31, 2013, (ii) a volatility of 80.5%, the average of a set of guideline companies determined to be representative of the Company at that time, and (iii) a time to maturity of 2 years. The value of the options was recorded as an increase to additional paid in capital and a decrease to common stock.

(h)	The interest expense incurred on the Wind Power Senior Secured Convertible Notes has been adjusted to reflect the impact of such debt being extinguished on the transaction date.

(i)	The common stock outstanding was adjusted to reflect the weighted-average common shares issued in connection with the RTO.

3.	CAPITAL STOCK

The Capital Stock as of December 31, 2013 in the unaudited pro forma condensed consolidated balance sheet is comprised of the following:

	Restricted	Unrestricted	Total
	Number of Shares	Number of Shares	Number of Shares
Opening balance - Mira III after reverse split	N/A	359,375	359,375
Shares issued to effect the Reverse Takeover	9,121,589	3,418,064	12,539,653
Shares issued to effect conversion of Senior Secured Convertible Notes	2,354,974	882,461	3,237,435
Shares issued to effect the Private Placement	N/A	6,125,000	6,125,000

	11,261,707	10,784,900	22,261,463

4.	OUTSTANDING STOCK OPTIONS

The weighted average terms of the options outstanding after the RTO as of December 31, 2013 are as follows:

	Number	Exercise Price	Time to expiry

Wind Power - Options	1,698,652	$1.68	1 year
Mira III’s Directors and Officers - Options	43,125	$2.82	1 year
Financing Agent - Options	367, 500	$3.74	2 years